Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

August 10, 2005

CF Industries Holdings, Inc.

One Salem Lake Drive

Long Grove, Illinois 60047

Re:	CF Industries Holdings, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to CF Industries Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration of 8,250,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), issuable pursuant to the Company’s 2005 Equity and Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion set forth herein, we have examined and relied on originals or copies of the following: (i) the registration statement on Form S-8 of the Company relating to the Plan as filed with the Securities and Exchange Commission (the “Commission”) on August 11, 2005 (such registration statement being hereinafter referred to as the “Registration Statement”); (ii) a specimen certificate evidencing the Common Stock; (iii) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware; (iv) the Amended and Restated By-laws of the Company, as certified by Douglas C. Barnard, Secretary of the Company; (v) the Plan; and (vi) certain resolutions of the Board of Directors of the Company relating to the Plan and the filing of the Registration Statement.  We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinion expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The opinion set forth below is subject to the following further qualifications, assumptions and limitations:

(a)                                  we have assumed that the certificates evidencing the Shares in the form examined by us will be manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar;

(b)                                 we have assumed that prior to the issuance of any Shares, the Company and the recipient of an award under the Plan will have duly entered into an applicable award agreement, and the issuance of any such shares will be in accordance with the terms of the Plan; and

(c)                                  we have also assumed that prior to the issuance of any Shares, the Company will have received the consideration contemplated by the applicable resolutions of the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company authorizing the issuance of such shares and/or the consideration contemplated pursuant to the terms of the Plan (including any consideration provided for in an award agreement).

Members of our firm are admitted to the bar in the State of Illinois and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when awarded by the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company and issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP